UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 19, 2009, the Company’s majority owned subsidiary, Unidym, Inc., authorized a plan to close its operations in Houston, Texas and consolidate its operations in its Northern California facilities. Unidym currently leases two facilities in the Houston, Texas area. Unidym will continue to incur rent expense for the Houston facility it currently occupies under a month to month lease until the facilities are vacated and returned to the landlord. Unidym leases another facility in Pasadena, TX to which it was previously planning to relocate its Houston operations. Unidym is seeking to sublease this facility and will incur rent expense until it enters into a sublease. On January 21, 2009, Unidym implemented a reduction in force, which eliminated most of its employees and contractors in Houston.

In connection with this consolidation of operations, Unidym estimates aggregate charges of approximately $300,000 to $500,000 will be incurred over the next 120 days, which consist of employee-related expenses, costs related to the cessation of use of the current facility, sublease of the second facility, and relocation expense. The Company expects to save over $1.0 million in the aggregate in operating expenses in remainder of the fiscal year ending September 30, 2009 through the consolidation plan. Capital expenditures related to installation of Unidym’s carbon nanotube production capability in Northern California are projected to amount to approximately $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 23, 2009	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ Paul C. McDonnel
Paul C. McDonnel Chief Financial Officer